The Directors
FX Energy Inc
3006 Highland Drive 206
Salt Lake City,
Utah  84106
United States of America

28th February 2011

Gentlemen,

EVALUATION OF LISEWO DISCOVERY

In response to your request of 1st February 2011, RPS Energy (RPS) has completed an independent reserves evaluation of the Lisewo discovery in Poland ('the Property') currently owned by FX Energy Inc (‘FX’).  We have estimated current Proved, Proved plus Probable and Proved plus Probable plus Possible reserves, based on data and information available up to 28 February 2011.

The Proved, Proved plus Probable and Proved plus Probable plus Possible reserves estimates in this report comply with the reporting definitions set in the Article 210.4-10(a) of Regulations S-X (17 CFR 210) of United States Securities and Exchange Commission (“SEC”).

The work was undertaken by a team of professional petroleum engineers, geoscientists and economists and is based on data supplied by FX.  Our approach has been to prepare independent estimates in this discovery where potential exists to further develop reserves through additional capital investment. We have reviewed the available data supplied by the Operator and estimated the likely range of reserves that can be recovered.

In estimating reserves we have used standard petroleum engineering techniques.  These techniques combine geological and production data with detailed information concerning fluid characteristics and reservoir pressure as well as pertinent production software that allowed to model the different wells as close as possible to what their interaction resembles in reality.  We have estimated the degree of uncertainty inherent in the measurements and interpretation of the data and have calculated a range of recoverable reserves.  We have taken the working interest that FX has in the Property as presented by FX and we have not investigated nor do we make any warranty as to FX's interest in the fields.

Reserves and Economic Evaluation

We have calculated the Net Present Value of the Properties based on our estimates of Reserves and on a proposed development plan to hook-up the Lisewo-1k discovery well, build a treatment plant and a pipeline connection for evacuation. Estimated reserves and Net Present Value are in the following table:

	Lisewo Economical Summary
	100% Basis		49% Working interest
	Reserves 1 (Bscf)	NPV10 2 (MMUSD)	Reserves (Bscf)	NPV10 (MMUSD)
P90 (SEC)	26.0	43.3	12.7	20.8
P50	36.2	52.1	17.7	25.0
P10	48.9	57.0	23.9	27.4

1)           After application of an economical limit test
2)           Net present value at 10% discount rate before tax

Gas Reserves and Net Present Value attributable to the FX Energy Interest (Bscf) as of 28 February 2011

RPS Energy estimates that there is potential room for acceleration of the reserves and a corresponding increase in NPV. This can be achieved by planning hydraulic fracturing on the existing well or by drilling an additional infill well. This will be studied in more detail over the coming year.

Qualifications

RPS Energy is an independent consultancy specialising in petroleum reservoir evaluation and economic analysis.  Except for the provision of professional services on a fee basis, RPS Energy does not have a commercial arrangement with any other person or company involved in the interests that are the subject of this report.  Mr. M. Stofferis, Petroleum&Reservoir Engineering Manager of RPS Energy, has supervised the evaluation.

Mr. Stofferis has over 29 years of petroleum engineering experience.  He is a member of the SPE and the SPWLA. Other RPS Energy employees involved in this work hold at least a Masters degree in geology, geophysics, petroleum engineering or a related subject and have at least five years of relevant experience in the practice of geology, geophysics or petroleum engineering.

Basis of Opinion

The evaluation presented in this report reflects our informed judgement based on accepted standards of professional investigation, but is subject to generally recognised uncertainties associated with the interpretation of geological, geophysical and engineering data.  The evaluation has been conducted within our understanding of petroleum legislation, taxation and other regulations that currently apply to these interests.  However, RPS Energy is not in a position to attest to the property title, financial interest relationships or encumbrances related to the property.
It should be understood that any evaluation, particularly one involving exploration and future petroleum developments may be subject to significant variations over short periods of time as new information becomes available.

Yours faithfully,
RPS Energy

/s/ Michiel Stofferis
Petroleum & Reservoir Engineering Manager

Evaluation of the Lisewo Discovery
for
FX Energy

February 2011

RPS Energy
309 Reading Road, Henley-on-Thames, Oxon. RG9 1EL
T +44 (0)1491 415400  F +44 (0)1491 415415
E rpshen@rpsgroup.com
W www.rpsgroup.com

RPS Energy	Evaluation of the Lisewo Discovery

Evaluation of the Lisewo Discovery

Prepared for FX Energy

DISCLAIMER

The opinions and interpretations presented in this report represent our best technical interpretation of the data made available to us.  However, due to the uncertainty inherent in the estimation of all sub-surface parameters, we cannot and do not guarantee the accuracy or correctness of any interpretation and we shall not, except in the case of gross or wilful negligence on our part, be liable or responsible for any loss, cost damages or expenses incurred or sustained by anyone resulting from any interpretation made by any of our officers, agents or employees.

Except for the provision of professional services on a fee basis, RPS Energy does not have a commercial arrangement with any other person or company involved in the interests that are the subject of this report.

COPYRIGHT

© RPS Energy

The material presented in this report is confidential.  This report has been prepared for the exclusive use of FX Energy and shall not be distributed or made available to any other company or person without the knowledge and written consent of FX Energy or RPS Energy.

RPS Group Plc

RPS Energy	Evaluation of the Lisewo Discovery

ECV1713	i	February 2011

RPS Energy	Evaluation of the Lisewo Discovery

List of Figures

Figure 1: Lisewo-1 Location	3
Figure 2: 3D Seismic Database	4
Figure 3: FX Velocity Model	6
Figure 4: Base Zechstein Depth structure (corrected to tie wells)	8
Figure 5: GRV estimate, Base Zechstein Depth (FX)	9
Figure 6: Pickett Plot of well Lisewo-1K	12
Figure 7: CPI Plot of well Lisewo-1K	13
Figure 8: Core Permeability versus Porosity for Lisewo-1k	14

ECV1713	ii	February 2011

RPS Energy	Evaluation of the Lisewo Discovery

List of Tables

Table 1: Lisewo-1 Predicted vs Actual Depths	7
Table 2: Average Petrophysical Parameters for Lisewo 1k	13
Table 3: Range of Petrophysical Parameters for Lisewo	14
Table 4: Input summary into probabilistic GIIP estimation for Lisewo	15
Table 5: Output summary of probabilistic GIIP estimation for Lisewo	16
Table 6: Range of Technical Reserves for Lisewo	17
Table 7: Production Forecasts and Technical Reserves	18
Table 8: Economic Input Parameters for Lisewo	20
Table 9: Lisewo Economical Summary	20
Table 10: P90 (SEC) Detailed Economical Analysis for Lisewo (100%)	22
Table 11: P50 Detailed Economical Analysis for Lisewo (100%)	23
Table 12: P10 Detailed Economical Analysis for Lisewo (100%)	24
Table 13: P90 Detailed Economical Analysis for Lisewo (49%)	25
Table 14: P50 Detailed Economical Analysis for Lisewo (49%)	26
Table 15: P10 Detailed Economical Analysis for Lisewo (49%)	27

ECV1713	iii	February 2011

RPS Energy	Evaluation of the Lisewo Discovery

1.             EXECUTIVE SUMMARY

An independent review was carried out for the Lisewo Rotliegend discovery in central Poland for FX Energy. The review comprised of carrying out a cross-check of the supplied 3D seismic interpretation, a petrophysical review and subsequent volumetric estimation, followed by generation of production forecasts and economical analysis.

The received 3D seismic interpretations were critically reviewed. The time-depth conversion, applied by the operator, POGC, were considered fit for purpose. Small adjustments to the pre-drill map were made to achieve a tie-in at the Lisewo-1k well. If the mapping is correct, the Lisewo structure might be part of a larger structure towards the south-east, since the mapped faults do not seem to have enough throw to seal.  RPS Energy therefore fully endorses the Operator’s plan to acquire more seismic, southeast of Lisewo.

The Lisewo discovery well Lisewo-1k, which had a modern log-suite, was petrophysically evaluated. Cut-offs were reviewed later on after availability of routine core analysis. A gas water contact was found in the well at 3637 m TVDSS.

The GIIP ranges for Lisewo were derived from probabilistic modelling and the following ranges in GIIP (Bscf) resulted:

Lisewo	GIIP(Bscf)

P90 (SEC)	43.4

P50	51.7

P10	61.1

Production forecasts were generated based on above mentioned GIIP ranges and using a drawdown analysis based on data from the recent well test in which the Lisewo-1k well flowed at a maximum of 7.7 MMscf/d. Forecast assumptions are summarised in its section on this report.

It was noted that the duration of the production forecasts was rather long, but RPS Energy realises that there is potential room for acceleration of the reserves and a corresponding increase in NPV. This can be done by planning hydraulic fracturing on the existing well or by drilling an additional infill well. This will be studied in more detail over the coming year.

The production forecasts were subsequently used in an economic analysis, which included supplied estimates of CAPEX and OPEX. An economic limit test of the fields was applied to determine the economical reserves (net to FX Energy) for Lisewo, which is summarised below:

ECV1713	1	February 2011

RPS Energy	Evaluation of the Lisewo Discovery

	Lisewo Economical Summary
	100% Basis		49% Working interest
	Reserves 1 (Bscf)	NPV10 2 (MMUSD)	Reserves (Bscf)	NPV10 (MMUSD)
P90 (SEC)	26.0	43.3	12.7	20.8
P50	36.2	52.1	17.7	25.0
P10	48.9	57.0	23.9	27.4

1)           After application of an economical limit test
2)           Net present value at 10% discount rate before tax

ECV1713	2	February 2011

RPS Energy	Evaluation of the Lisewo Discovery

2.             LISEWO GEOPHYSICAL REVIEW AND DEPTH MAPPING

A geophysical assessment of the Lisewo-1 Rotliegend discovery in the “Fences” concession area of central Poland was carried out in February 2011. The assessment consisted of an independent review of the 3D seismic interpretation and (pre-drill) depth conversion model, modifications to the existing mapping to incorporate the results from Lisewo-1, and a GRV estimate for input into a probabilistic calculation of GIIP.

Lisewo-1 was drilled as a deviated well to a TD of 3946m MD in late January 2011. The well encountered the Top Rotliegend sands at 3814m MD, and a gross, gas-bearing Rotliegend interval of 69m.

The well was drilled to test the Rotliegend in a structural trap mapped on 3D seismic data acquired in  the “Fences” concession area, where FX have made a number of Rotliegend gas discoveries (Figure 1).

Figure 1: Lisewo-1 Location

2.1           Available Data

FX provided a Kingdom project (Zerkow) containing a 3D seismic volume (zerp3d92), a subset of the larger 3D survey acquired within the Fences concession (Figure 2). The project also contained mapped horizons in both time and depth, well data (locations, deviation profiles and velocity data), and formation tops. The project contained no grid data.

ECV1713	3	February 2011

RPS Energy	Evaluation of the Lisewo Discovery

Figure 2: 3D Seismic Database

During the course of the evaluation, FX also provided details of the velocity model, the pre-drill depth prognosis, and seismic displays illustrating the use of the acoustic impedance (AI) 3D volume to help map intra-Zechstein horizons. The AI volume was not included in the Kingdom project and has not been evaluated in this exercise.

It should be noted that velocity data from the Lisewo-1 well was not available until the end of the evaluation. However, RPS considers that its inclusion is unlikely to materially affect the GRV estimate, unless the velocity profile differs significantly from the current, pre-drill model (discussed further below).

2.2           Interpretation Review

RPS has reviewed the seismic interpretation, and considers the main horizon and fault picks to be sound. The only concerns are with the reliability of the intra-Zechstein horizon picks (and their impact on the velocity model), which are problematic on the conventional amplitude data. FX has used the AI volume to refine these picks, which look reasonable on the example sections provided. Although RPS is unable to comment on this aspect of the interpretation since the AI volume was not included in Kingdom, FX’s confidence in the horizon picking (and hence the velocity model) appears to be borne out by the Lisewo results, where the prediction errors on the key stratigraphic tops were less than 10m (see Section 4 below).

ECV1713	4	February 2011

RPS Energy	Evaluation of the Lisewo Discovery

Structurally, the Lisewo accumulation is a faulted controlled anticline, though complicated by offset along the main NW-SE trending fault, and reliant on a perpendicular cross-fault trend to provide along-strike closure to the south east  (Figure 4).

2.3           Depth Conversion and Updated Map

The FX velocity model (Figure 3) is a complex, multi-layer model (7 layers from Datum to Top Zechstein, 4 layers within Zechstein) and is similar to that used in the Kromolice-Sroda area before FX updated the overburden model by incorporating stacking velocity data. The stacking velocity approach has not, at present, been used for the Lisewo area.

In developing this model, FX used checkshot data from 35 wells. Velocity-depth plots suggest the main problems in deriving a suitable model are in the shallower layers and in particular layer Jo to J2 (Malm), where variable velocity behaviour is difficult to model with a single Vo-K function.

Figure 3: FX Velocity Model

RPS has previously expressed concerns about this model, and the difficulties of replicating it, but in this instance the model is viewed as acceptable since at the Lisewo-1 location the model predicted the depths to the main stratigraphic tops to a high level of accuracy, with prediction errors at Top and Base Zechstein of only 0.17% (Table 1). Furthermore, RPS has been unable to generate alternative simpler models (such as the 2 layer model adopted over Kromolice-Sroda) which have the same, or lower depth prediction errors at the well control points. This does not necessarily mean that the FX model cannot be improved, but it is the best “working model” for this exercise.

ECV1713	5	February 2011

RPS Energy	Evaluation of the Lisewo Discovery

Table 1:  Lisewo-1 Predicted vs Actual Depths

Mapped horizons in the Kingdom project are all pre-drill the Lisewo-1 well, but as the depth errors are small, a depth adjustment has been made by simply generating an error grid to produce a Base Zechstein Depth map which ties all the wells in the 3D sub-volume. It was noted that there was a slight mismatch between well depths and mapped depths in nearby wells, so the correction grid extends beyond the Lisewo-1 well. The corrected Base Zechstein depth map is shown in Figure 4.

The main points to note with the updated map are as follows:

- the structure is controlled by two NW-SE trending, offsetting faults (A and A’), and is cut by two perpendicular faults (B and C) which form a small graben separating the Lisewo-1 culmination from a high to the southeast.

- the interpreted GWC at -3636.7m TVDSS coincides with the spill point on fault A (which lends support to the mapping), but the closure appears to be open to the southeast of faults B and C. Additional (2D) seismic control to the southeast  may demonstrate the extent of any closure in this direction.

- cross-faults (B and C) are important in setting up individual closures along the main NW-SE fault-bounded highs, although on the current mapping there is insufficient throw across fault  B to prevent spill to the southeast.

Consequently, three alternative interpretations can be considered.

1.           The depth/velocity model is incorrect to the southeast of the well, such that the throw on fault B becomes sufficient to separate the Lisewo closure from the structure to the southeast. This would require only a 1% change in the average velocity from datum to Base Zechstein within the graben area (relative to the current velocity model), and therefore must be considered as a possibility, even though this velocity variability cannot be demonstrated at present.

ECV1713	6	February 2011

RPS Energy	Evaluation of the Lisewo Discovery

Figure 4: Base Zechstein Depth structure (corrected to tie wells)

2.           The depth mapping is correct, but Lisewo-1 is “isolated” by cross fault seal provided by fault B. Although this may seem unlikely with sand juxtaposed against sand, this type of trapping mechanism has been reported in the Rotliegend gas play in Holland.1.

3.           The mapping is correct and there is no cross fault seal at B (or C), and Lisewo-1 has drilled one segment of a potentially larger accumulation extending to the southeast (see Figure 1).

2.4           GRV Estimate

Since in case 3 above the full extent of a potentially larger accumulation cannot be quantified, the GRV estimate must be limited to the area north of fault B (Figure 5), while acknowledging that Lisewo-1 may have tested one segment of a larger, as yet unquantified accumulation extending to the southeast.

GRV calculations were performed in the Kingdom EarthPAK volumetric module on  a grid generated with a 25m cell size from the (corrected) FX Base Zechstein depth structure map, with a GWC at -3636.7m TVDSS. In this way a GRV of 73 M m3 was calculated.

__________________

1 Corona, F.V. 2003. Fault trap analysis of the Permian Rotliegend gas play, Lauwerszee Trough, NE Netherlands. In: Dore, A.G. and Vining B.A.(eds.) Proceedings of the 6th Petroleum Geology Conference, Vol 1, Geological Society, London, 327 – 336.

ECV1713	7	February 2011

RPS Energy	Evaluation of the Lisewo Discovery

A GRV uncertainty of +/-10% has been estimated for input to REP and GIIP determination. This is partly a subjective estimate, based on the fact that the GRV would decrease over the southern part of the field if the velocity model was modified to produce the required fault offset to completely isolate Lisewo from the larger structure. Equally, in alternative models, a GRV increase could occur to the north of the well where structural dips are low, and where small velocity charges could extend closure further north.

A  GRV upside of 10% is also large enough to capture any potential volumes that might be trapped between faults B and C.

The GRV values were allocated as P90/P50/P10 parameters to define a normal distribution, for input to the probabilistic GIIP determination.

Figure 5: GRV estimate, Base Zechstein Depth (FX)

As noted above, velocity data from Lisewo-1 will provide a “calibration point” for the existing velocity model, but the accuracy of the well prognosis suggests that the gross interval velocity profile at the well will not differ significantly from the model profile, and its impact on the GRV estimate may be small. Alternative velocity models should still be investigated, if only to better define the GRV distribution.

ECV1713	8	February 2011

RPS Energy	Evaluation of the Lisewo Discovery

3.             LISEWO PETROPHYSICS

3.1           Available Data

RPS Energy performed a petrophysical evaluation for the Lisewo-1K discovery well. Raw log and deviation survey data were loaded from several LAS files provided by FX Energy.

The mud logs for Lisewo were inspected to assure consistency with the analysis. Formation water information was obtained from nearby wells and was provided by FX Energy.

The available well logs of this well were a standard log suite, consisting of GR, CAL, RHOB, NPHI, DRHO, LLD (and Groningen effect corrected LLD namely LLDO), LLS (and Groningen effect corrected LLS namely LLSO).  Logging data quality is generally good, and no significant washout was seen in the reservoir interval of the well.  No formation pressures were obtained during the logging phase.

The well was cored from 3810 to 3864 m MD, but no core analysis results were as yet available.

3.2           Log Analysis

Analysis was focused on interval 3814 m MD to TD that is just below the anhydrite bed.

Clay Volume

The Vclay was not easily calibrated as no clear shale base line could be found from the available logs in the interval. Vclay was therefore determined from the GR-log, using Clavier’s methodology:

Vclay = 1.7-SQRT [3.38-(ΔGR+0.7)2]

Porosity

Porosity was determined from the density and neutron logs, whilst applying a gas correction:

PHITD= (ρb - ρma) / (ρf - ρma)

PHITN= NPHI-2 (%, calibrated to sandstone scale)

PHIT= SQRT [(PHITD2+ PHITN2)/2]

Where matrix density ρma=2.65 g/cc, and flushed zone fluid density ρf was assumed at 1.0 g/cc; a Density/Neutron cross-plot porosity was also calculated and they are almost agree with the above mentioned total porosity.

ECV1713	9	February 2011

RPS Energy	Evaluation of the Lisewo Discovery

Core data were received and core porosities were corrected to overburden conditions using a 97% correction factor, which is considered a typical correction for Rotliegend at these kinds of depths. A downwards core shift of +2.2 m was required to match the core data. A very good match with the log derived porosities was obtained (Figure 7).

Formation Water Resistivity

Derived formation water resistivity Rw is around 0.0125 Ohm.m at reservoir temperature (127 deg C from log header info), based on available formation water samples analysis data from nearby wells, they are:

295.05 g/l - Miloslaw-2

311.70 g/l - Witowo-1

303.37 g/l - Witowo-2

The Rw value agrees favourably with values used in previous RPS work on nearby fields (Kromolice-Sroda: 0.0124 Ohm.m at reservoir temperature).

Pickett Plot analysis of well Lisewo-1K (Figure 6) shows slightly higher formation water resistivity (0.020 Ohm.m @BHT), but because of available water samples, the sample derived resistivity were preferred.

Figure 6: Pickett Plot of well Lisewo-1K

ECV1713	10	February 2011

RPS Energy	Evaluation of the Lisewo Discovery

Water Saturation

Due to the high salinity of the formation water, Archie Sw method was considered as accurate enough:

SW=(a×Rw/(RT×PHIT m))(1/n)

The deep resistivity log, LLD, over the reservoir interval was affected by the overlying high resistivity anhydrite bed, so the corrected resistivity log, LLDO, was used for RT; The other factors were assigned as a=1, m=1.85 and n=1.85 from the Kromolice and Sroda evaluations and considered typical values for Rotliegend reservoir. The m and n exponents will be updated, once special core analysis becomes available from the Lisewo-1K core below 3900 m MD, LLD was selected as no effect can be seen from logs below the depth and no LLDO was available for the lower section (3905 m MD and deeper).

Formation Fluid Contact

A possible GWC was estimated at depth of 3882.9 m MD (3636.7 m TVDSS), as below this depth, porosity increases while Sw increases significantly (Figure 7). The non-unity water saturations below the GWC might be attributed to non-constant m and n exponents (potential diagenesis in the aquifer may likely change these exponents).

Figure 7: CPI Plot of well Lisewo-1K

3.3           Results and Discussion

The sums and averages over the gas bearing interval are obtained using cutoff values of PHIT>=6.6% and SW<=75%. This was based on previous work on recently studied other Rotliegend field, Kromolice-South, which had core data.

ECV1713	11	February 2011

RPS Energy	Evaluation of the Lisewo Discovery

Results: LISEWO - 1K
Zone	Top	Base	Top TVDSS	Base TVDSS	Gross	Net	NTG	Pay	HCPV	VCL	PHIT	SW
	m	m	m	m	m	m	fr	m	m	%	%	%
GAS SAND	3814.00	3882.90	3567.98	3636.67	69.00	66.80	0.97	62.60	5.11	4.26	14.43	44.54

Cutoff Values
PHIT	>=6.6%
Sw	<=75%

Table 2: Average Petrophysical Parameters for Lisewo 1k

The core data revealed that a typical gas permeability cut-off of 0.1 mD was reached at 9.1% porosity (ignoring the lowest core porosity, which was considered off-trend, see Figure 8). It was decided to leave the porosity cut-off at the earlier used value.

Figure 8: Core Permeability versus Porosity for Lisewo-1k

For volumetric purposes the following ranges are suggested as input to probabilistic GIIP determinations:

	P90	P50	P10
N/G:	0.94	0.97	1.00
Phi:	0.13	0.145	0.16
Sw:	0.40	0.45	0.50

Table 3:  Range of Petrophysical Parameters for Lisewo

ECV1713	12	February 2011

RPS Energy	Evaluation of the Lisewo Discovery

4.             GIIP DETERMINATION

The GRV range, determined in section 2.4 and the ranges in petrophysical parameters, as determined in section 3.3 were input to REP as P90/P50/P10 values in a normal distribution, with cut-offs restricted to the NTG values.

The range in expansion factor has been calculated using the following data:

•	First initial pressure from the DST report was 396 bar @ 5743.5 psi at 3631m TVDSS. This was used as a P90 value.
•	The extrapolated reservoir pressure was 410.8 bar @ 5958.8 psi. This was used as a P10 value.
•	An average pressure using these two values is 5851.2 psi and was used as a P50 value.
•	Temperature from the reports was 130 oC (266 oF).
•	Z was calculated from the gas composition of a neighbouring gas field (Winna Gora).

The resulting expansion factors are:

E (5743.5 psi) = 259 scf/rcf	P90
E (5851.2 psi) = 262 scf/rcf	P50
E (5958.8 psi) = 265 scf/rcf	P10

A summary of all the input parameter ranges into REP is given in Table 4.

Table 4:  Input summary into probabilistic GIIP estimation for Lisewo

ECV1713	13	February 2011

RPS Energy	Evaluation of the Lisewo Discovery

The REP results are summarised in Table 5:

Table 5:  Output summary of probabilistic GIIP estimation for Lisewo

ECV1713	14	February 2011

RPS Energy	Evaluation of the Lisewo Discovery

5.           RESERVOIR ENGINEERING

The forecasts and reserves are based on the range of GIIPs, identified in Table 5. The reserves range has been determined by multiplying deterministically with an estimated recovery factor range of 60-70-80% for the P90-P50-P10 cases. This range is considered from analogue data of other Polish reservoirs and includes some potential risk of rapid water breakthrough.  The following technical reserves range (before economical cut-off) are thus obtained (see Table 6)

	GIIP (Bscf)	RF(%)	Technical Reserves (Bscf)
P90	43.4	60	26.0
P50	51.7	70	36.2
P10	61.1	80	48.9

Table 6:  Range of Technical Reserves for Lisewo

The initial rate for Lisewo has been estimated based on the recent well test data, carried out in Lisewo-1k. From this test, a stable production rate of 7.7 MMscf/d was derived at a flowing wellhead pressure of 3742 psig. The corresponding maximum shut in wellhead pressure was 4684.7 psig. Using vertical lift software (PROSPER), corresponding bottomhole pressures were derived. It was thus estimated that the well was producing under 76 bar (1108 psi) bottomhole drawdown. The reservoir pressure amounted to 399.2 bar (5791 psi).

To allow further clean-up and produce at a drawdown of ~10%, an initial plateau rate of 4.5 MMscf/d was agreed for all cases.

Production forecasts were prepared based on the following assumptions:

✓	A plateau rate of 4.5 MMscf/d for all cases.
✓	A flexible plateau duration to allow the reserves to be recovered
✓	A start up date of 1 July 2013 on the advice of FX Energy.
✓	10 days downtime for annual testing/shut in.

The corresponding production forecasts are listed in Table 7.

It is noted that due to the limited initial rate, the production period for Lisewo is long. However there is potential for a rate increase (and thus production acceleration) if the Lisewo-1k well is subject to hydraulic fraccing. The productivity of the well could see an improvement of two to four fold of its original rate as per similar experiences elsewhere. A frac design has not been undertaken as yet and is considered important in view of the nearness of the GWC. Alternatively production of the reserves can be accelerated by drilling another well.

ECV1713	15	February 2011

RPS Energy	Evaluation of the Lisewo Discovery

	Proved		Proved+Probable		Proved +Probable+Possible
Year	Gas Rate (MMscfd)	Cumulative Production (Bscf)	Gas Rate (MMscfd)	Cumulative Production (Bscf)	Gas Rate (MMscfd)	Cumulative Production (Bscf)
2013	1.8	0.7	1.8	0.7	1.8	0.7
2014	4.4	2.3	4.4	2.3	4.4	2.3
2015	4.4	3.9	4.4	3.9	4.4	3.9
2016	4.4	5.5	4.4	5.5	4.4	5.5
2017	4.4	7.1	4.4	7.1	4.4	7.1
2018	4.4	8.7	4.4	8.7	4.4	8.7
2019	4.4	10.3	4.4	10.3	4.4	10.3
2020	4.4	11.9	4.4	11.9	4.4	11.9
2021	4.4	13.5	4.4	13.5	4.4	13.5
2022	4.4	15.0	4.4	15.1	4.4	15.1
2023	4.0	16.5	4.4	16.7	4.4	16.7
2024	3.5	17.8	4.4	18.3	4.4	18.3
2025	3.1	18.9	4.4	19.9	4.4	19.9
2026	2.8	19.9	4.4	21.5	4.4	21.5
2027	2.5	20.8	4.3	23.0	4.4	23.0
2028	2.2	21.6	4.1	24.5	4.4	24.6
2029	1.9	22.3	3.9	25.9	4.4	26.2
2030	1.7	23.0	3.7	27.3	4.4	27.8
2031	1.5	23.5	3.5	28.6	4.4	29.4
2032	1.3	24.0	3.4	29.8	4.4	31.0
2033	1.2	24.4	3.2	31.0	4.3	32.6
2034	1.1	24.8	3.0	32.1	4.2	34.1
2035	0.9	25.2	2.9	33.1	4.1	35.6
2036	0.8	25.5	2.7	34.1	4.0	37.0
2037	0.7	25.7	2.6	35.1	3.9	38.4
2038	0.7	26.0	2.5	36.0	3.8	39.8
2039	0.1	26.0	0.6	36.2	3.7	41.2
2040					3.6	42.5
2041					3.5	43.8
2042					3.4	45.0
2043					3.3	46.2
2044					3.3	47.4
2045					3.2	48.6
2046					0.8	48.9

Table 7: Production Forecasts and Technical Reserves

ECV1713	16	February 2011

RPS Energy	Evaluation of the Lisewo Discovery

6.             COST ESTIMATES AND ECONOMICS

The valuation is done as per 1 Jan 2011. No inflation for prices or costs has been applied. Cost estimates have been obtained from FX Energy.

Capital expenditure for Lisewo is related to the hook-up of the well and treatment of the gas ($ 0.2 Million in 2011, $ 4.5 Million in 2012 and $ 3.1 Million on the first half of 2013) and the installation of compression ($2 Million at the end of plateau). Operating costs amount to $850k p.a and an additional $50k p.a during compression.  At the end of production, abandonment costs of $400k are used for the well and $25k for the facility.

A Working Interest of 49% for FX Energy applies and State Royalty payments of 0.74% of the gas price are due. In addition a 3.0% Royalty is payable only on FX Energy’s 49% working interest of the Lisewo production.  FX Energy has advised us of a gas price of $US 5.85 (2011) per Mscf for Lisewo (see Table 8). The gas price used is the same average price calculated for the Company’s KSK wells, adjusted for calorific value, included in the FX Energy year-end 2010 report.

	Gas Price	Total	OPEX
	$/Mscf	Royalty	(MM$p.a.)
Lisewo	5.85	3.74%	0.85

Table 8: Economic Input Parameters for Lisewo

Economics have been run on a 100% and 49% basis. The Reserves and NPV10 figures are summarised in Table 9:

	Lisewo Economical Summary
	100% Basis		49% Working interest
	Reserves 1 (Bscf)	NPV10 2 (MMUSD)	Reserves (Bscf)	NPV10 (MMUSD)
P90 (SEC)	26.0	43.3	12.7	20.8
P50	36.2	52.1	17.7	25.0
P10	48.9	57.0	23.9	27.4

1)           After application of an economical limit test
2)           Net present value at 10% discount rate before tax

Table 9: Lisewo Economical Summary

The full economical results for Lisewo can be found in Table 10, Table 11 and Table 12 for the complete field and Table 13, Table 14 and Table 15 for the 49% FX Energy Working Interest for the P90 (SEC), P50 and P10 cases respectively.

ECV1713	17	February 2011

RPS Energy	Evaluation of the Lisewo Discovery

RPS Energy

Lisewo 1P, Jan 2011

100% WI basis

(Nominal Values Unless Stated Otherwise; No Inflation)

Case Description (Generic)	
Global	Annual Mid-Discounting
Model	Polish Tax and Royalty
Report Currency	2011 Real US$ (no escalation)
Discount Date	2011 / 01

Scenarios	
Oil Production	Base
Gas Production	1P
Fixed[1] Operating Costs, Real 2011 US$ p.a.	850,000
Capital Costs, Real 2011 US$ mm	10.45
Working Interest Basis	100.0%
Gas Price, Real 2011 US$ / Mscf	5.25

1. Fixed operating costs exclude compression operating costs; 2013 costs reflect half-year production

Economic Indicators (Before tax)		
ROR	%	92%
Payout Year		2014
Undisc PIR	MM $ / MM $	11.1
10.0% PIR	MM $ / MM $	6.0
Economic Limit Year		2038
Last Scheduled Production Year		2039

Products Recovery		Total	Net Share
Oil	E3m3	0	0
Gas-Sales	MMscf	25,987	12,733
Cond.	Mstb	0	0

Net Present Values (Before Tax)			
Disc Rate (%)	Operating Income MM $	Capital Investment MM $	Cash Flow MM $
0	126.14	10.45	115.69
6	70.12	8.14	61.98
8	59.21	7.66	51.55
10	50.54	7.25	43.29
12	43.57	6.89	36.68
15	35.44	6.43	29.01

Undiscounted Cashflow Summary

Date	Gas Rate Mscf/d	Gas Sales Volume MMscf	Cond Volume Mstb	Gas Net Price $/Mscf	Cond Net Price $/Bbl	Gas Revenue MM $	Condensate Revenue MM$	Total Revenue MM$	Royalty MM $	Total Operating Costs MM $	Total Capital MM$	Before Tax Cash Flow MM$
2011 (12)	-	-	-	5.25	-	-	-	-	-	-	0.20	(0.20)
2012 (12)	-	-	-	5.25	-	-	-	-	-	-	4.50	(4.50)
2013 (12)	1,834.6	669.6	-	5.25	-	3.92	-	3.92	0.09	0.43	3.10	0.31
2014 (12)	4,376.7	1,597.5	-	5.25	-	9.35	-	9.35	0.21	0.85	-	8.29
2015 (12)	4,376.7	1,597.5	-	5.25	-	9.35	-	9.35	0.21	0.85	-	8.29
2016 (12)	4,388.7	1,601.9	-	5.25	-	9.37	-	9.37	0.21	0.85	-	8.31
2017 (12)	4,376.7	1,597.5	-	5.25	-	9.35	-	9.35	0.21	0.85	-	8.29
2018 (12)	4,376.7	1,597.5	-	5.25	-	9.35	-	9.35	0.21	0.85	-	8.29
2019 (12)	4,376.7	1,597.5	-	5.25	-	9.35	-	9.35	0.21	0.85	-	8.29
2020 (12)	4,388.7	1,601.9	-	5.25	-	9.37	-	9.37	0.21	0.85	-	8.31
2021 (12)	4,376.7	1,597.5	-	5.25	-	9.35	-	9.35	0.21	0.85	-	8.29
2022 (12)	4,355.0	1,589.6	-	5.25	-	9.30	-	9.30	0.21	0.90	2.00	6.19
2023 (12)	3,980.3	1,452.8	-	5.25	-	8.50	-	8.50	0.19	0.90	-	7.41
2024 (12)	3,538.1	1,291.4	-	5.25	-	7.55	-	7.55	0.17	0.90	-	6.49
2025 (12)	3,127.2	1,141.4	-	5.25	-	6.68	-	6.68	0.15	0.90	-	5.63
2026 (12)	2,771.9	1,011.8	-	5.25	-	5.92	-	5.92	0.13	0.90	-	4.89
2027 (12)	2,457.0	896.8	-	5.25	-	5.25	-	5.25	0.12	0.90	-	4.23
2028 (12)	2,184.0	797.2	-	5.25	-	4.66	-	4.66	0.10	0.90	-	3.66
2029 (12)	1,930.4	704.6	-	5.25	-	4.12	-	4.12	0.09	0.90	-	3.13
2030 (12)	1,711.1	624.5	-	5.25	-	3.65	-	3.65	0.08	0.90	-	2.67
2031 (12)	1,516.7	553.6	-	5.25	-	3.24	-	3.24	0.07	0.90	-	2.27
2032 (12)	1,348.2	492.1	-	5.25	-	2.88	-	2.88	0.06	0.90	-	1.92
2033 (12)	1,191.6	434.9	-	5.25	-	2.54	-	2.54	0.06	0.90	-	1.59
2034 (12)	1,056.2	385.5	-	5.25	-	2.26	-	2.26	0.05	0.90	-	1.31
2035 (12)	936.2	341.7	-	5.25	-	2.00	-	2.00	0.04	0.90	-	1.05
2036 (12)	832.2	303.8	-	5.25	-	1.78	-	1.78	0.04	0.90	-	0.84
2037 (12)	735.6	268.5	-	5.25	-	1.57	-	1.57	0.03	0.90	-	0.64
2038 (12)	652.0	238.0	-	5.25	-	1.39	-	1.39	0.03	0.90	-	0.46
2039 (12)	-	-	-	5.25	-	-	-	-	-	-	0.65	(0.65)
Total	---	25,986.5	-	---	---	152.02	-	152.02	3.36	22.53	10.45	115.69

Table 10: P90 (SEC) Detailed Economical Analysis for Lisewo (100%)

ECV1713	18	February 2011

RPS Energy	Evaluation of the Lisewo Discovery

RPS Energy

Lisewo 2P, Jan 2011

100% WI basis

(Nominal Values Unless Stated Otherwise; No Inflation)

Case Description (Generic)

Global	Annual Mid-Discounting
Model	Polish Tax and Royalty
Report Currency	2011 Real US$ (no escalation)
Discount Date	2011 / 01

Scenarios

Oil Production	Base
Gas Production	2P
Fixed[1] Operating Costs, Real 2011 US$ p.a.	850,000
Capital Costs, Real 2011 US$mm	10.45
Working Interest Basis	100.0%
Gas Price, Real 2011 US$ / Mscf	5.85

1. Fixed operating costs exclude compression operating costs; 2013 costs reflect half-year production

Economic Indicators (Before tax)

ROR	%	92%
Payout Year		2014
Undisc PIR	MM$ / MM$	16.6
10.0% PIR	MM$ / MM$	7.4
Economic Limit Year		2039
Last Scheduled Production Year		2039

Products Recovery

		Total	Net Share
Oil	E3m3	0	0
Gas-Sales	MMscf	36,202	17,739
Cond.	Mstb	0	0

Net Present Values (Before Tax)

Disc Rate (%)	Operating Income MM $	Capital Investment MM $	Cash Flow MM $
0	183.88	10.45	173.43
6	87.77	7.92	79.85
8	71.43	7.43	63.99
10	59.11	7.03	52.08
12	49.65	6.69	42.96
15	39.15	6.26	32.89

Undiscounted Cashflow Summary

Date	Gas Rate Mscf/d	Gas Sales Volume MMscf	Cond Volume Mstb	Gas Net Price $/Mscf	Cond Net Price $/Bbl	Gas Revenue MM$	Condensate Revenue MM$	Total Revenue MM$	Royalty MM$	Total Operating Costs MM$	Total Capital MM$	Before Tax Cash Flow MM$
2011 (12)	-	-	-	5.85	-	-	-	-	-	-	0.20	(0.20)
2012 (12)	-	-	-	5.85	-	-	-	-	-	-	4.50	(4.50)
2013 (12)	1,834.6	669.6	-	5.85	-	3.92	-	3.92	0.09	0.43	3.10	0.31
2014 (12)	4,376.7	1,597.5	-	5.85	-	9.35	-	9.35	0.21	0.85	-	8.29
2015 (12)	4,376.7	1,597.5	-	5.85	-	9.35	-	9.35	0.21	0.85	-	8.29
2016 (12)	4,388.7	1,601.9	-	5.85	-	9.37	-	9.37	0.21	0.85	-	8.31
2017 (12)	4,376.7	1,597.5	-	5.85	-	9.35	-	9.35	0.21	0.85	-	8.29
2018 (12)	4,376.7	1,597.5	-	5.85	-	9.35	-	9.35	0.21	0.85	-	8.29
2019 (12)	4,376.7	1,597.5	-	5.85	-	9.35	-	9.35	0.21	0.85	-	8.29
2020 (12)	4,388.7	1,601.9	-	5.85	-	9.37	-	9.37	0.21	0.85	-	8.31
2021 (12)	4,376.7	1,597.5	-	5.85	-	9.35	-	9.35	0.21	0.85	-	8.29
2022 (12)	4,376.7	1,597.5	-	5.85	-	9.35	-	9.35	0.21	0.85	-	8.29
2023 (12)	4,376.7	1,597.5	-	5.85	-	9.35	-	9.35	0.21	0.85	-	8.29
2024 (12)	4,388.7	1,601.9	-	5.85	-	9.37	-	9.37	0.21	0.85	-	8.31
2025 (12)	4,376.7	1,597.5	-	5.85	-	9.35	-	9.35	0.21	0.85	-	8.29
2026 (12)	4,376.7	1,597.5	-	5.85	-	9.35	-	9.35	0.21	0.90	2.00	6.24
2027 (12)	4,308.3	1,572.5	-	5.85	-	9.20	-	9.20	0.20	0.90	-	8.10
2028 (12)	4,112.0	1,500.9	-	5.85	-	8.78	-	8.78	0.19	0.90	-	7.69
2029 (12)	3,898.7	1,423.0	-	5.85	-	8.32	-	8.32	0.18	0.90	-	7.24
2030 (12)	3,706.6	1,352.9	-	5.85	-	7.91	-	7.91	0.17	0.90	-	6.84
2031 (12)	3,524.1	1,286.3	-	5.85	-	7.52	-	7.52	0.17	0.90	-	6.46
2032 (12)	3,359.8	1,226.3	-	5.85	-	7.17	-	7.17	0.16	0.90	-	6.12
2033 (12)	3,185.5	1,162.7	-	5.85	-	6.80	-	6.80	0.15	0.90	-	5.75
2034 (12)	3,028.6	1,105.4	-	5.85	-	6.47	-	6.47	0.14	0.90	-	5.42
2035 (12)	2,879.4	1,051.0	-	5.85	-	6.15	-	6.15	0.14	0.90	-	5.11
2036 (12)	2,745.2	1,002.0	-	5.85	-	5.86	-	5.86	0.13	0.90	-	4.83
2037 (12)	2,602.8	950.0	-	5.85	-	5.56	-	5.56	0.12	0.90	-	4.53
2038 (12)	2,474.6	903.2	-	5.85	-	5.28	-	5.28	0.12	0.90	-	4.27
2039 (12)	591.3	215.8	-	5.85	-	1.26	-	1.26	0.03	0.90	-	0.33
2040 (12)	-	-	-	5.85	-	-	-	-	-	-	0.65	(0.65)
Total	—	36,202.5	-	—	—	211.78	-	211.78	4.68	23.23	10.45	173.43

Table 11: P50 Detailed Economical Analysis for Lisewo (100%)

ECV1713	19	February 2011

RPS Energy	Evaluation of the Lisewo Discovery

RPS Energy

Lisewo 3P, Jan 2011

100% WI basis

(Nominal Values Unless Stated Otherwise; No Inflation)

Case Description (Generic)

Global	Annual Mid-Discounting
Model	Polish Tax and Royalty
Report Currency	2011 Real US$ (no escalation)
Discount Date	2011 / 01

Scenarios

Oil Production	Base
Gas Production	3P
Fixed¹ Operating Costs, Real 2011 US$ p.a.	850,000
Capital Costs, Real 2011 US$ mm	10.45
Working Interest Basis	100.0%
Gas Price, Real 2011 US$ / Mscf	5.85

1. Fixed operating costs exclude compression operating costs; 2013 costs reflect half-year production

Economic Indicators (Before tax)

ROR	%	92%
Payout Year		2014
Undisc PIR	MM $ / MM$	23.0
10.0% PIR	MM $ / MM$	8.4
Economic Limit Year		2046
Last Scheduled Production Year		2046

Products Recovery

		Total	Net Share
Oil	E3m3	0	0
Gas-Sales	MMscf	48,864	23,943
Cond.	Mstb	0	0

Net Present Values (Before Tax)

Disc Rate (%)	Operating Income MM $	Capital Investment MM $	Cash Flow MM $
0	250.31	10.45	239.86
6	100.65	7.65	93.00
8	79.16	7.18	71.98
10	63.83	6.81	57.02
12	52.59	6.51	46.08
15	40.64	6.12	34.51

Undiscounted Cashflow Summary

Date	Gas Rate Mscf/d	Gas Sales Volume MMscf	Cond Volume Mstb	Gas Net Price $/Mscf	Cond Net Price $/Bbl	Gas Revenue MM$	Condensate Revenue MM$	Total Revenue MM$	Royalty MM$	Total Operating Costs MM$	Total Capital MM$	Before Tax Cash Flow MM$
2011 (12)	-	-	-	5.85	-	-	-	-	-	-	0.20	(0.20)
2012 (12)	-	-	-	5.85	-	-	-	-	-	-	4.50	(4.50)
2013 (12)	1,834.6	669.6	-	5.85	-	3.92	-	3.92	0.09	0.43	3.10	0.31
2014 (12)	4,376.7	1,597.5	-	5.85	-	9.35	-	9.35	0.21	0.85	-	8.29
2015 (12)	4,376.7	1,597.5	-	5.85	-	9.35	-	9.35	0.21	0.85	-	8.29
2016 (12)	4,388.7	1,601.9	-	5.85	-	9.37	-	9.37	0.21	0.85	-	8.31
2017 (12)	4,376.7	1,597.5	-	5.85	-	9.35	-	9.35	0.21	0.85	-	8.29
2018 (12)	4,376.7	1,597.5	-	5.85	-	9.35	-	9.35	0.21	0.85	-	8.29
2019 (12)	4,376.7	1,597.5	-	5.85	-	9.35	-	9.35	0.21	0.85	-	8.29
2020 (12)	4,388.7	1,601.9	-	5.85	-	9.37	-	9.37	0.21	0.85	-	8.31
2021 (12)	4,376.7	1,597.5	-	5.85	-	9.35	-	9.35	0.21	0.85	-	8.29
2022 (12)	4,376.7	1,597.5	-	5.85	-	9.35	-	9.35	0.21	0.85	-	8.29
2023 (12)	4,376.7	1,597.5	-	5.85	-	9.35	-	9.35	0.21	0.85	-	8.29
2024 (12)	4,388.7	1,601.9	-	5.85	-	9.37	-	9.37	0.21	0.85	-	8.31
2025 (12)	4,376.7	1,597.5	-	5.85	-	9.35	-	9.35	0.21	0.85	-	8.29
2026 (12)	4,376.7	1,597.5	-	5.85	-	9.35	-	9.35	0.21	0.85	-	8.29
2027 (12)	4,376.7	1,597.5	-	5.85	-	9.35	-	9.35	0.21	0.85	-	8.29
2028 (12)	4,388.7	1,601.9	-	5.85	-	9.37	-	9.37	0.21	0.85	-	8.31
2029 (12)	4,376.7	1,597.5	-	5.85	-	9.35	-	9.35	0.21	0.85	-	8.29
2030 (12)	4,376.7	1,597.5	-	5.85	-	9.35	-	9.35	0.21	0.85	-	8.29
2031 (12)	4,376.7	1,597.5	-	5.85	-	9.35	-	9.35	0.21	0.85	-	8.29
2032 (12)	4,362.5	1,592.3	-	5.85	-	9.32	-	9.32	0.21	0.90	2.00	6.21
2033 (12)	4,251.5	1,551.8	-	5.85	-	9.08	-	9.08	0.20	0.90	-	7.98
2034 (12)	4,150.6	1,515.0	-	5.85	-	8.86	-	8.86	0.20	0.90	-	7.77
2035 (12)	4,052.1	1,479.0	-	5.85	-	8.65	-	8.65	0.19	0.90	-	7.56
2036 (12)	3,966.8	1,447.9	-	5.85	-	8.47	-	8.47	0.19	0.90	-	7.38
2037 (12)	3,862.0	1,409.6	-	5.85	-	8.25	-	8.25	0.18	0.90	-	7.16
2038 (12)	3,770.3	1,376.2	-	5.85	-	8.05	-	8.05	0.18	0.90	-	6.97
2039 (12)	3,680.8	1,343.5	-	5.85	-	7.86	-	7.86	0.17	0.90	-	6.79
2040 (12)	3,603.3	1,315.2	-	5.85	-	7.69	-	7.69	0.17	0.90	-	6.62
2041 (12)	3,508.1	1,280.5	-	5.85	-	7.49	-	7.49	0.17	0.90	-	6.43
2042 (12)	3,424.8	1,250.1	-	5.85	-	7.31	-	7.31	0.16	0.90	-	6.25
2043 (12)	3,343.5	1,220.4	-	5.85	-	7.14	-	7.14	0.16	0.90	-	6.08
2044 (12)	3,273.2	1,194.7	-	5.85	-	6.99	-	6.99	0.15	0.90	-	5.93
2045 (12)	3,186.7	1,163.1	-	5.85	-	6.80	-	6.80	0.15	0.90	-	5.75
2046 (12)	774.1	282.5	-	5.85	-	1.65	-	1.65	0.04	0.90	-	0.72
2047 (12)	-	-	-	5.85	-	-	-	-	-	-	0.65	(0.65)
Total	--	48,863.9	-	--	--	285.85	-	285.85	6.32	29.23	10.45	239.86

Table 12: P10 Detailed Economical Analysis for Lisewo (100%)

ECV1713	20	February 2011

RPS Energy	Evaluation of the Lisewo Discovery

RPS Energy

Lisewo 1P, Jan 2011

Net WI basis of 49%

(Nominal Values Unless Stated Otherwise; No Inflation)

Case Description (Generic)

Global	Annual Mid-Discounting
Model	Polish Tax and Royalty
Report Currency	2011 Real US$ (no escalation)
Discount Date	2011 / 01

Scenarios

Oil Production	Base
Gas Production	1P
Fixed[1] Operating Costs, Real 2011 US$ p.a.	416,500
Capital Costs, Real 2011 US$ mm	5.12
Working Interest Basis	49.0%
Gas Price, Real 2011 US$ / Mscf	5.85

1. Fixed operating costs exclude compression operating costs; 2013 costs reflect half-year production

Economic Indicators (Before tax)

ROR	%	90%
Payout Year		2014
Undisc PIR	MM $ / MM $	10.8
10.0% PIR	MM $ / MM $	5.9
Economic Limit Year		2038
Last Scheduled Production Year		2039

Products Recovery

		Total	Net Share
Oil	E3m3	0	0
Gas-Sales	MMscf	25,987	12,733
Cond.	Mstb	0	0

Net Present Values (Before Tax)

Disc Rate (%)	Operating Income MM $	Capital Investment MM $	Cash Flow MM $
0	60.67	5.12	55.55
6	33.74	3.99	29.75
8	28.50	3.75	24.74
10	24.33	3.55	20.78
12	20.97	3.38	17.60
15	17.06	3.15	13.91

Undiscounted Cashflow Summary

Date	Gas Rate Mscf/d	Gas Sales Volume MMscf	Cond Volume Mstb	Gas Net Price $/Mscf	Cond Net Price $/Bbl	Gas Revenue MM$	Condensate Revenue MM $	Total Revenue MM$	Royalty MM$	Total Operating Costs MM$	Total Capital MM$	Before Tax Cash Flow MM$
2011(12)	-	-	-	5.85	-	-	-	-	-	-	0.10	(0.10)
2012(12)	-	-	-	5.85	-	-	-	-	-	-	2.21	(2.21)
2013(12)	899.0	328.1	-	5.85	-	1.92	-	1.92	0.07	0.21	1.52	0.12
2014(12)	2,144.6	782.8	-	5.85	-	4.58	-	4.58	0.17	0.42	-	3.99
2015(12)	2,144.6	782.8	-	5.85	-	4.58	-	4.58	0.17	0.42	-	3.99
2016(12)	2,150.5	784.9	-	5.85	-	4.59	-	4.59	0.17	0.42	-	4.00
2017(12)	2,144.6	782.8	-	5.85	-	4.58	-	4.58	0.17	0.42	-	3.99
2018(12)	2,144.6	782.8	-	5.85	-	4.58	-	4.58	0.17	0.42	-	3.99
2019(12)	2,144.6	782.8	-	5.85	-	4.58	-	4.58	0.17	0.42	-	3.99
2020(12)	2,150.5	784.9	-	5.85	-	4.59	-	4.59	0.17	0.42	-	4.00
2021(12)	2,144.6	782.8	-	5.85	-	4.58	-	4.58	0.17	0.42	-	3.99
2022(12)	2,134.0	778.9	-	5.85	-	4.56	-	4.56	0.17	0.44	0.98	2.97
2023(12)	1,950.3	711.9	-	5.85	-	4.16	-	4.16	0.16	0.44	-	3.57
2024(12)	1,733.7	632.8	-	5.85	-	3.70	-	3.70	0.14	0.44	-	3.12
2025(12)	1,532.3	559.3	-	5.85	-	3.27	-	3.27	0.12	0.44	-	2.71
2026(12)	1,358.2	495.8	-	5.85	-	2.90	-	2.90	0.11	0.44	-	2.35
2027(12)	1,203.9	439.4	-	5.85	-	2.57	-	2.57	0.10	0.44	-	2.03
2028(12)	1,070.2	390.6	-	5.85	-	2.29	-	2.29	0.09	0.44	-	1.76
2029(12)	945.9	345.3	-	5.85	-	2.02	-	2.02	0.08	0.44	-	1.50
2030(12)	838.4	306.0	-	5.85	-	1.79	-	1.79	0.07	0.44	-	1.28
2031(12)	743.2	271.3	-	5.85	-	1.59	-	1.59	0.06	0.44	-	1.09
2032(12)	660.6	241.1	-	5.85	-	1.41	-	1.41	0.05	0.44	-	0.92
2033(12)	583.9	213.1	-	5.85	-	1.25	-	1.25	0.05	0.44	-	0.76
2034(12)	517.6	188.9	-	5.85	-	1.11	-	1.11	0.04	0.44	-	0.62
2035(12)	458.8	167.4	-	5.85	-	0.98	-	0.98	0.04	0.44	-	0.50
2036(12)	407.8	148.8	-	5.85	-	0.87	-	0.87	0.03	0.44	-	0.40
2037(12)	360.4	131.6	-	5.85	-	0.77	-	0.77	0.03	0.44	-	0.30
2038(12)	319.5	116.6	-	5.85	-	0.68	-	0.68	0.03	0.44	-	0.22
2039(12)	-	-	-	5.85	-	-	-	-	-	-	0.32	(0.32)
Total	--	12,733.4	-	---	--	74.49	-	74.49	2.79	11.04	5.12	55.55

Table 13: P90 Detailed Economical Analysis for Lisewo (49%)

ECV1713	21	February 2011

RPS Energy	Evaluation of the Lisewo Discovery

RPS Energy

Lisewo 2P, Jan 2011

Net WI basis of 49%

(Nominal Values Unless Stated Otherwise; No Inflation)

Case Description (Generic)	
Global	Annual Mid-Discounting
Model	Polish Tax and Royalty
Report Currency	2011 Real US$ (no escalation)
Discount Date	2011 / 01

Scenarios	
Oil Production	Base
Gas Production	2P
Fixed[1] Operating Costs, Real 2011 US$ p.a.	416,500
Capital Costs, Real 2011 US$ mm	5.12
Working Interest Basis	49.0%
Gas Price, Real 2011 US$ / Mscf	5.85

1. Fixed operating costs exclude compression operating costs; 2013 costs reflect half-year production

Economic Indicators (Before tax)		
ROR	%	90%
Payout Year		2014
Undisc PIR	MM$ / MM$	16.3
10.0% PIR	MM$ / MM$	7.3
Economic Limit Year		2039
Last Scheduled Production Year		2039

Products Recovery		Total	Net Share
Oil	E3m3	0	0
Gas-Sales	MMscf	36,202	17,739
Cond.	Mstb	0	0

Net Present Values (Before Tax)

Disc Rate (%)	Operating Income MM$	Capital Investment MM$	Cash Flow MM$
0	88.51	5.12	83.39
6	42.26	3.88	38.37
8	34.39	3.64	30.75
10	28.46	3.44	25.01
12	23.90	3.28	20.63
15	18.85	3.07	15.78

Undiscounted Cashflow Summary

Date	Gas Rate Mscf/d	Gas Sales Volume MMscf	Cond Volume Mstb	Gas Net Price $/Mscf	Cond Net Price $/Bbl	Gas Revenue MM$	Condensate Revenue MM$	Total Revenue MM$	Royalty MM$	Total Operating Costs MM$	Total Capital MM$	Before Tax Cash Flow MM$
2011 (12)	-	-	-	5.85	-	-	-	-	-	-	0.10	(0.10)
2012 (12)	-	-	-	5.85	-	-	-	-	-	-	2.21	(2.21)
2013 (12)	899.0	328.1	-	5.85	-	1.92	-	1.92	0.07	0.21	1.52	0.12
2014 (12)	2,144.6	782.8	-	5.85	-	4.58	-	4.58	0.17	0.42	-	3.99
2015 (12)	2,144.6	782.8	-	5.85	-	4.58	-	4.58	0.17	0.42	-	3.99
2016 (12)	2,150.5	784.9	-	5.85	-	4.59	-	4.59	0.17	0.42	-	4.00
2017 (12)	2,144.6	782.8	-	5.85	-	4.58	-	4.58	0.17	0.42	-	3.99
2018 (12)	2,144.6	782.8	-	5.85	-	4.58	-	4.58	0.17	0.42	-	3.99
2019 (12)	2,144.6	782.8	-	5.85	-	4.58	-	4.58	0.17	0.42	-	3.99
2020 (12)	2,150.5	784.9	-	5.85	-	4.59	-	4.59	0.17	0.42	-	4.00
2021 (12)	2,144.6	782.8	-	5.85	-	4.58	-	4.58	0.17	0.42	-	3.99
2022 (12)	2,144.6	782.8	-	5.85	-	4.58	-	4.58	0.17	0.42	-	3.99
2023 (12)	2,144.6	782.8	-	5.85	-	4.58	-	4.58	0.17	0.42	-	3.99
2024 (12)	2,150.5	784.9	-	5.85	-	4.59	-	4.59	0.17	0.42	-	4.00
2025 (12)	2,144.6	782.8	-	5.85	-	4.58	-	4.58	0.17	0.42	-	3.99
2026 (12)	2,144.6	782.8	-	5.85	-	4.58	-	4.58	0.17	0.44	0.98	2.99
2027 (12)	2,111.1	770.5	-	5.85	-	4.51	-	4.51	0.17	0.44	-	3.90
2028 (12)	2,014.9	735.4	-	5.85	-	4.30	-	4.30	0.16	0.44	-	3.70
2029 (12)	1,910.3	697.3	-	5.85	-	4.08	-	4.08	0.15	0.44	-	3.49
2030 (12)	1,816.3	662.9	-	5.85	-	3.88	-	3.88	0.15	0.44	-	3.29
2031 (12)	1,726.8	630.3	-	5.85	-	3.69	-	3.69	0.14	0.44	-	3.11
2032 (12)	1,646.3	600.9	-	5.85	-	3.52	-	3.52	0.13	0.44	-	2.94
2033 (12)	1,560.9	569.7	-	5.85	-	3.33	-	3.33	0.12	0.44	-	2.77
2034 (12)	1,484.0	541.7	-	5.85	-	3.17	-	3.17	0.12	0.44	-	2.61
2035 (12)	1,410.9	515.0	-	5.85	-	3.01	-	3.01	0.11	0.44	-	2.46
2036 (12)	1,345.2	491.0	-	5.85	-	2.87	-	2.87	0.11	0.44	-	2.32
2037 (12)	1,275.4	465.5	-	5.85	-	2.72	-	2.72	0.10	0.44	-	2.18
2038 (12)	1,212.6	442.6	-	5.85	-	2.59	-	2.59	0.10	0.44	-	2.05
2039 (12)	289.7	105.7	-	5.85	-	0.62	-	0.62	0.02	0.44	-	0.15
2040 (12)	-	-	-	5.85	-	-	-	-	-	-	0.32	(0.32)
Total	—	17,739.2	-	—	—	103.77	-	103.77	3.88	11.38	5.12	83.39

Table 14: P50 Detailed Economical Analysis for Lisewo (49%)

ECV1713	22	February 2011

RPS Energy	Evaluation of the Lisewo Discovery

RPS Energy

Lisewo 3P, Jan 2011

Net WI basis of 49%

(Nominal Values Unless Stated Otherwise; No Inflation)

Case Description (Generic)

Global	Annual Mid-Discounting
Model	Polish Tax and Royalty
Report Currency	2011 Real US$ (no escalation)
Discount Date	2011 / 01

Scenarios

Oil Production	Base
Gas Production	3P
Fixed¹ Operating Costs, Real 2011 US$ p.a.	416,500
Capital Costs, Real 2011 US$ mm	5.12
Working Interest Basis	49.0%
Gas Price, Real 2011 US$ / Mscf	5.85

1. Fixed operating costs exclude compression operating costs; 2013 costs reflect half-year production

Economic Indicators (Before tax)

ROR	%	90%
Payout Year		2014
Undisc PIR	MM $ / MM$	22.5
10.0% PIR	MM $ / MM$	8.2
Economic Limit Year		2046
Last Scheduled Production Year		2046

Products Recovery

		Total	Net Share
Oil	E3m3	0	0
Gas-Sales	MMscf	48,864	23,943
Cond.	Mstb	0	0

Net Present Values (Before Tax)

Disc Rate (%)	Operating Income MM $	Capital Investment MM $	Cash Flow MM $
0	120.51	5.12	115.39
6	48.46	3.75	44.72
8	38.12	3.52	34.60
10	30.74	3.34	27.40
12	25.32	3.19	22.13
15	19.57	3.00	16.57

Undiscounted Cashflow Summary

Date	Gas Rate Mscf/d	Gas Sales Volume MMscf	Cond Volume Mstb	Gas Net Price $/Mscf	Cond Net Price $/Bbl	Gas Revenue MM$	Condensate Revenue MM$	Total Revenue MM$	Royalty MM$	Total Operating Costs MM$	Total Capital MM$	Before Tax Cash Flow MM$
2011 (12)	-	-	-	5.85	-	-	-	-	-	-	0.10	(0.10)
2012 (12)	-	-	-	5.85	-	-	-	-	-	-	2.21	(2.21)
2013 (12)	899.0	328.1	-	5.85	-	1.92	-	1.92	0.07	0.21	1.52	0.12
2014 (12)	2,144.6	782.8	-	5.85	-	4.58	-	4.58	0.17	0.42	-	3.99
2015 (12)	2,144.6	782.8	-	5.85	-	4.58	-	4.58	0.17	0.42	-	3.99
2016 (12)	2,150.5	784.9	-	5.85	-	4.59	-	4.59	0.17	0.42	-	4.00
2017 (12)	2,144.6	782.8	-	5.85	-	4.58	-	4.58	0.17	0.42	-	3.99
2018 (12)	2,144.6	782.8	-	5.85	-	4.58	-	4.58	0.17	0.42	-	3.99
2019 (12)	2,144.6	782.8	-	5.85	-	4.58	-	4.58	0.17	0.42	-	3.99
2020 (12)	2,150.5	784.9	-	5.85	-	4.59	-	4.59	0.17	0.42	-	4.00
2021 (12)	2,144.6	782.8	-	5.85	-	4.58	-	4.58	0.17	0.42	-	3.99
2022 (12)	2,144.6	782.8	-	5.85	-	4.58	-	4.58	0.17	0.42	-	3.99
2023 (12)	2,144.6	782.8	-	5.85	-	4.58	-	4.58	0.17	0.42	-	3.99
2024 (12)	2,150.5	784.9	-	5.85	-	4.59	-	4.59	0.17	0.42	-	4.00
2025 (12)	2,144.6	782.8	-	5.85	-	4.58	-	4.58	0.17	0.42	-	3.99
2026 (12)	2,144.6	782.8	-	5.85	-	4.58	-	4.58	0.17	0.42	-	3.99
2027 (12)	2,144.6	782.8	-	5.85	-	4.58	-	4.58	0.17	0.42	-	3.99
2028 (12)	2,150.5	784.9	-	5.85	-	4.59	-	4.59	0.17	0.42	-	4.00
2029 (12)	2,144.6	782.8	-	5.85	-	4.58	-	4.58	0.17	0.42	-	3.99
2030 (12)	2,144.6	782.8	-	5.85	-	4.58	-	4.58	0.17	0.42	-	3.99
2031 (12)	2,144.6	782.8	-	5.85	-	4.58	-	4.58	0.17	0.42	-	3.99
2032 (12)	2,137.6	780.2	-	5.85	-	4.56	-	4.56	0.17	0.44	0.58	2.97
2033 (12)	2,083.2	760.4	-	5.85	-	4.45	-	4.45	0.17	0.44	-	3.84
2034 (12)	2,033.8	742.3	-	5.85	-	4.34	-	4.34	0.16	0.44	-	3.74
2035 (12)	1,985.5	724.7	-	5.85	-	4.24	-	4.24	0.16	0.44	-	3.64
2036 (12)	1,943.7	709.5	-	5.85	-	4.15	-	4.15	0.16	0.44	-	3.55
2037 (12)	1,892.4	690.7	-	5.85	-	4.04	-	4.04	0.15	0.44	-	3.45
2038 (12)	1,847.4	674.3	-	5.85	-	3.94	-	3.94	0.15	0.44	-	3.36
2039 (12)	1,803.6	658.3	-	5.85	-	3.85	-	3.85	0.14	0.44	-	3.27
2040 (12)	1,765.6	644.5	-	5.85	-	3.77	-	3.77	0.14	0.44	-	3.19
2041 (12)	1,719.0	627.4	-	5.85	-	3.67	-	3.67	0.14	0.44	-	3.09
2042 (12)	1,678.2	612.5	-	5.85	-	3.58	-	3.58	0.13	0.44	-	3.01
2043 (12)	1,638.3	598.0	-	5.85	-	3.50	-	3.50	0.13	0.44	-	2.93
2044 (12)	1,603.8	585.4	-	5.85	-	3.42	-	3.42	0.13	0.44	-	2.86
2045 (12)	1,561.5	569.9	-	5.85	-	3.33	-	3.33	0.12	0.44	-	2.77
2046 (12)	379.3	138.4	-	5.85	-	0.81	-	0.81	0.03	0.44	-	0.34
2047 (12)	-	-	-	5.85	-	-	-	-	-	-	0.32	(0.32)
Total	--	23,943.3	-	--	--	140.07	-	140.07	5.24	14.32	5.12	115.39

Table 15: P10 Detailed Economical Analysis for Lisewo (49%)

ECV1713	23	February 2011